BANKWELL FINANCIAL GROUP REPORTS THE REDEMPTION OF ITS OUTSTANDING SBLF PREFERRED STOCK

New Canaan, CT – November 20, 2015 – Bankwell Financial Group, Inc. (NASDAQ: BWFG), has redeemed $10.98 million (10,980 shares) of preferred stock issued pursuant to the United States Department of Treasury ("Treasury") under the Small Business Lending Fund Program (the "SBLF"). The SBLF is a $30 billion fund established under the Small Business Jobs Act of 2010 to encourage lending to small businesses by providing Tier 1 Capital to qualified community banks with assets of less than $10 billion.

The shares were redeemed at their liquidation value of $1,000 per share plus accrued dividends through November 20, 2015.

Background on the Company and SBLF

On August 4, 2011, the Treasury approved our request to repay the Treasury's preferred stock investment through participation in the SBLF. We sold 10,980 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, no par value, or Series C Preferred Stock, having a liquidation preference of $1,000 per preferred share, to the Treasury and simultaneously repurchased all of the Series A Preferred Stock and Series B Preferred Stock sold to the Treasury in 2009. The transaction resulted in net capital proceeds to us of $5.9 million, of which at least 90% was invested in the Bank as Tier 1 Capital.

The redemption was approved by the Company's primary federal regulator and will be funded with the Company's surplus capital. With this redemption, Bankwell has redeemed all of its outstanding SBLF stock.

"As part of our long-term capital management strategy, we are pleased to announce our exit from the SBLF program," said Christopher R. Gruseke, Chief Executive Officer and President of Bankwell Financial Group.  "We will repay 100% of the total with no dilution to our current shareholder base.  The SBLF program was a valuable capital source for the Company as we expanded into new markets and grew our reputation as a small business lender. In addition to the bank's accumulated earnings since 2011 and subsequent to our participation in the SBLF program, Bankwell also successfully completed a $50 million IPO and a $25.5 million subordinated note offering. With a solid capital structure in place, we are well positioned for profitable growth."

About Bankwell Financial Group
Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven Counties, CT.  For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Ernest J. Verrico Sr., Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166.

For more information, visit www.mybankwell.com.

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.